SNM Global Holdings, Inc.

Term Sheet

Kannabis Kings Experts, LLC

Los Angeles, CA

The following is a non-binding term sheet structing a joint venture project between SNM Global Holdings, Inc. ("SNM") and Kannabis Kings Experts, LLC. The following terms are intended for building framework for the joint venture and establish an understanding between the Parties.

Purpose	*The purpose of the joint venture is to combine efforts of funding raising, marketing and brand building capacities of SNM with Kannabis Kings Experts, LLC. The Parties intend to memorialize the terms of this joint venture, as amended, in a forward definitive agreement.*
Consideration	*In exchange for 50% of the total ownership of Kannabis Kings Experts, LLC, SNM will pay an aggregate of $5,000,000, consisting of a CA micro license costing $2,000,000; cost to build out a 7500sq. ft. indoor canopy at $2,000,000 including an additional 2500sq. ft. for extraction equipment and a commercial grade kitchen for edible production. The balance of $1,000,000 for will be needed for operating capital for the first 12 months of operations.*

Profit Share

Any and all of the net profits from Kannabis Kings Experts, LLC shall be shared 50/50 between SNM Global Holdings, Inc. and Kannabis Kings, LLC.

Risks

All Parties understand and agree that this Joint Venture carries risks. Neither party makes any guarantee of warranty otherwise in regards to the success of the joint venture, expect those representations and warranties stated in a final definitive agreement.

Representations and Warranties

In addition to standard representations and warranties, the Parties do hereby represent and warrant the following:

- *SNM hereby represents and warrants that it*

  It has the capacity, as a publicly traded company, to raise sufficient funds for the purpose of the joint venture;

- *Kannabis Kings Experts, LLC represents and warrants that all the necessary CA licensing will be properly acquired to operate the business; all CA laboratory testing requirements will be met for all products produced and sold by Kannabis Kings Experts, LLC; all CA and all Federal Taxes will be paid in accordance to CA & Federal laws.*

The undersigned does hereby agree to the intent and purpose of this Term Sheet as it relates to a joint venture between SNM Global Holdings, Inc. and Kannabis Kings Experts, LLC. The parties understand and agree that the terms set forth my be amended prior to entering a into a definitive agreement after the parties have completed their respective due diligence.

SNM Global Holdings, Inc.

SNM Global Holdings, Inc.

[signature]

Troy Lowman, CEO

AGREED AND ACCEPTED by; Kannabis Kings Experts, LLC.

[signature] 7/19/19

By: James T. Turner Date:

Title: Director